Exhibit 99.1

Real Goods Solar Completes $9.25 Million Private Placement of Equity Securities

LOUISVILLE, CO, June 3, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, has completed its previously announced private placement equity financing for gross proceeds of approximately $9.25 million.

After paying placement agent fees and offering expenses, the company plans to use the net proceeds of approximately $8.4 million to further strengthen its sales, marketing, and overall operational capabilities, as well as enhance its balance sheet through debt reduction.

The financing terms included the sale of 3,366,974 shares of Class A common stock at a per share price of $2.75 and warrants to purchase 1,683,488 shares of Class A common stock, with a term of five years from the closing date and an exercise price of $2.75 per share.

“The successful completion of this funding demonstrates investor confidence in the improvements we have achieved in our sales volume and operational activities in the last few quarters, as well as our strengthening position as a leading downstream solar solutions provider,” said Real Goods Solar CEO Kam Mofid. “It also affirms the exciting near and longer term growth opportunities we have in front of us.”

“With the decreasing costs of solar energy and very compelling economic and environmental benefits, we expect the sector to remain strong and we are excited to continue to play a significant role in bringing 100% clean and renewable energy to the mainstream,” continued Mofid. “This new injection of capital will enable us to further improve our operational capabilities, increase our depth and market reach, and better provide superior solar solutions and services to our customers.”

ROTH Capital Partners, LLC acted as the sole placement agent for the offering.

About Real Goods Solar and RGS Energy

Real Goods Solar, Inc. (RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold in the U.S. in 1978, the company has installed more than 14,500 solar power systems representing over 100 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 15 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit RealGoodsSolar.com or RGSEnergy.com, on Facebook at http://facebook.com/realgoodssolar and on Twitter at http://twitter.com/realgoodssolar.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, failure to close the above-reference sale of securities, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RSOL@liolios.com

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